Exhibit 99.1

Exicure, Inc. Announces Termination of AbbVie and Ipsen Collaboration Agreements

–Exicure and AbbVie have terminated their agreement relating to the development programs targeting hair loss disorders
–Exicure and Ipsen have terminated their agreement relating to the development programs targeting Angelman syndrome and Huntington’s disease

CHICAGO, IL. — December 14, 2022 — Exicure, Inc. (NASDAQ: XCUR) an early-stage biotechnology company historically focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets, today announced the termination of its collaboration agreements with AbbVie, Inc. (AbbVie) and Ipsen BioPharm Limited (Ipsen).

Through separate agreements with AbbVie and Ipsen, Exicure was collaboratively advancing specified discovery programs in hair loss disorders and rare neurodegenerative disorders, respectively.

As a result of this termination, Exicure regains the ability to independently develop medicines targeting hair loss disorders, Angelman syndrome, and Huntington’s disease – whilst Ipsen retains the right to re-enter into the collaboration with Exicure in Huntington’s Disease and Angelman’s Syndrome.

“I want to thank both AbbVie and Ipsen for their support and partnership in these joint decisions. They were both tremendous companies to be associated with and extremely helpful and collaborative in developing and advancing the terminated discovery programs. In addition to these actions, Exicure is exploring strategic alternatives focused on maximizing stockholder value,” stated Matthias Schroff, Chief Executive Officer, Exicure.

About Exicure

Exicure, Inc. is an early-stage biotechnology company historically focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. The Company continues to actively pursue out-licensing opportunities for its clinical asset, cavrotolimod, as well as for its preclinical candidates, including the SCN9A program for neuropathic pain, and to pursue all strategic alternatives with the goal of maximizing stockholder value. For further information, see www.exicuretx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact may be deemed forward looking including, without limitation, statements regarding the Company’s current business plans and objectives, including the pursuit of strategic alternatives to maximize stockholder value. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “advance,” “believes,” “target,” “may,” “intend,” “could,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the Securities and Exchange Commission on November 14, 2022, as updated by the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

Media Contact:
Karen Sharma
MacDougall
781-235-3060
ksharma@macdougall.bio

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